EXHIBIT (a)(1)

OFFER TO EXCHANGE

QUANTA SERVICES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR RESTRICTED SHARES OF COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M., CENTRAL STANDARD TIME, ON FEBRUARY 28, 2003,
UNLESS THE OFFER IS EXTENDED

Quanta Services, Inc., is offering its eligible employees and consultants the opportunity to exchange certain outstanding stock options for restricted shares of Quanta’s common stock, which we will refer to as “restricted stock.” As restricted stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new restricted stock award, a form of which is attached to this Offer to Exchange as Schedule B. This offer relates only to “eligible options”, which are currently outstanding stock options with an exercise price of $10.00 or more per share that are held by “eligible” employees or consultants. To be an “eligible” employee or consultant, you must not have received a grant of options from us during the six-month period prior to the offer date and you must be an employee or consultant on the exchange date.

To properly tender your eligible options, you will need to complete, execute and deliver the signature page to the letter of transmittal that is included with this Offer to Exchange. By doing so, you will be deemed to have accepted the terms of, and agreed to be bound by, the form of restricted stock award. You do not need to return your stock option agreements. We are making this offer upon the terms and conditions of this Offer to Exchange and the related letter of transmittal, which together with any amendments or supplements, constitute the “offer.”

You are not required to participate in the exchange. However, if you choose to tender any of your eligible options, you must tender ALL of your eligible options. If you tender your eligible options, you will receive one share of restricted stock for every 2.24 eligible option shares you tender. All eligible options properly tendered and not validly withdrawn before the expiration date of the offer and accepted by us will be exchanged for shares of restricted stock, subject to the terms and conditions of this offer.

Subject to the terms and conditions of this offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel eligible options tendered for exchange in the offer. The restricted stock issued in exchange for tendered eligible options will be issued under our 2001 Stock Incentive Plan, as amended. Regardless of the current vesting schedule of your eligible options, the restricted stock will vest over three years in three equal annual installments, as follows, assuming you continue to meet the requirements for vesting specified in the restricted stock award:

DATE	VESTED %	TOTAL VESTED %
February 28, 2004	33 1/3% of your restricted stock vests	33 1/3%
February 28, 2005	33 1/3% of your restricted stock vests	66 2/3%
February 28, 2006	33 1/3% of your restricted stock vests	100%

As a result, you will receive restricted stock with a new vesting schedule in exchange for eligible options that may already have vested. Your shares of restricted stock will be held in custody for you until they have vested and you have satisfied any applicable tax withholding obligations on the shares.

Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether or not to exchange your eligible options.

Our common stock is listed and traded on The New York Stock Exchange under the symbol “PWR.” On January 10, 2003, the closing price of our common stock was $3.98 per share. We urge you to obtain current market quotations for our common stock before deciding whether to exchange your eligible options.

You should direct questions or requests for assistance or for additional copies of this Offer to Exchange or the letter of transmittal to the Stock Option Exchange Team, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056, StockOptionExchangeTeam@quantaservices.com, or leave a message at 713-985-6499 or 800-7QUANTA(778-2682).

January 21, 2003

IMPORTANT INFORMATION

IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE SIGNATURE PAGE TO THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH ITS INSTRUCTIONS AND RETURN IT TO US AT THE ADDRESS OR FACSIMILE NUMBER ON THE LETTER OF TRANSMITTAL SO THAT WE RECEIVE IT BEFORE 5:00 P.M., CENTRAL STANDARD TIME, ON FEBRUARY 28, 2003, OR, IF THE OFFER IS EXTENDED, ON THE EXTENDED EXPIRATION DATE. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS TO EFFECTIVELY ELECT TO EXCHANGE ELIGIBLE OPTIONS IN THIS OFFER. YOUR STOCK OPTION AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS YOU ELECT TO EXCHANGE WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF YOUR TENDERED ELIGIBLE OPTIONS IN THIS OFFER.

We are not making this offer to, nor will we accept any election to exchange eligible options from or on behalf of, optionholders in any jurisdiction in which the making of this offer or the acceptance of any tender of eligible options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make this offer to optionholders in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than those contained in this document or in the letter of transmittal. If anyone makes any recommendation or gives any information or representation other than those contained in this document or in the letter of transmittal, you must not rely upon that recommendation, information or authorization as having been authorized by us.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO CANADIAN SECURITIES REGULATORY AUTHORITY HAS ASSESSED THE MERITS OF THESE SECURITIES OR REVIEWED THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENSE.

SUMMARY TERM SHEET

This summary answers some of the important questions you may have about this offer. We urge you to read carefully this entire Offer to Exchange and related letter of transmittal to further understand the offer. We have included references parenthetically to the sections where you can find a more complete description of the topics in this summary. The terms “Quanta,” “we,” “our” and “us” when used in this Offer to Exchange refer to Quanta Services, Inc. and its subsidiaries.

Q.1.	Why are we making the offer?

We believe that many of our outstanding eligible options to purchase common stock are not achieving their intended purpose. On January 10, 2003, The New York Stock Exchange reported that the closing price of our common stock was $3.98 per share. By making this offer to exchange eligible options for restricted stock, we expect to provide better performance incentives to our employees and consultants, and thus maximize stockholder value. (See Section 2 of this Offer to Exchange)

Q.2.	What securities are we offering to exchange?

We are offering to exchange options with exercise prices ranging from $10.75 to $61.50 per share held by eligible employees and consultants. We are offering to exchange all outstanding eligible options for restricted shares of our common stock under the terms of our 2001 Stock Incentive Plan, as amended. (See Section 1 of this Offer to Exchange)

Q.3.	What are eligible options?

Eligible options are those currently outstanding options to purchase shares of our common stock that have an exercise price of $10.00 or more per share and are held by current employees and consultants who have not received a grant of options from us during the six months prior to the offer date and who are employees or consultants on the exchange date.

Q.4.	When is the exchange date?

The exchange date is deemed to be the same as the expiration date. The expiration date will be February 28, 2003, unless we extend the offer. (See Section 1 of this Offer to Exchange)

Q.5.	Are unvested eligible options eligible for exchange?

Yes. All of your eligible options may be exchanged whether vested or unvested. In fact, if you elect to exchange any options, you must exchange all of your eligible options, regardless of whether they are vested or unvested.

Q.6.	What options are excluded?

We decided to offer holders of options with an exercise price of $10.00 or more per share an opportunity to exchange them for shares of restricted stock. Options with an exercise price less than $10.00 per share are excluded from this offer. We believe it is appropriate for holders of the excluded options to try to create value in those options by building the value of our company.

Q.7.	Who is eligible to participate in the offer?

Only individuals who are and remain employees or consultants on the date of this offer and on the exchange date and who have not received a grant of stock options in the six months prior to the offer date may participate in the offer. Any optionholders who are not employees or consultants, including non-employee directors of Quanta, or who received a grant of stock options during the six months prior to the offer date, are not eligible to participate in the offer.

Q.8.	How many shares of restricted stock will I receive in exchange for my eligible options?

If you tender your eligible options, you will receive one share of restricted stock for every 2.24 eligible option shares tendered. We call this the “exchange ratio.” For example, if you hold an eligible option to purchase 1,000 shares of common stock and your eligible option is tendered and accepted for exchange, you will receive 446 shares of restricted stock. (See Section 6 of this Offer to Exchange)

Q.9.	How was the exchange ratio determined?

We retained Ernst & Young LLP, an independent consulting firm, to advise us in determining the fair value of the eligible options and the number of shares of restricted stock to be issued in exchange for tendered eligible options. The 1-for-2.24 exchange ratio was derived based on a weighted average value of all outstanding eligible options held by current employees and consultants, as determined using the Black-Scholes option pricing model, which is a mathematical formula widely used and accepted for valuing stock options. However, because there are 174 different exercise prices for the eligible options, ranging from $10.75 to $61.50, in the case of any particular eligible option there may not be a direct correlation between the Black-Scholes value of the eligible option and the value of the restricted shares offered in exchange. (See Section 6 of this Offer to Exchange)

We urge you to obtain current market quotations for our common stock before deciding whether to exchange your eligible options. (See Section 7 of this Offer to Exchange)

Q.10.	Do I have to tender all of my eligible options?

No. You are not required to participate in the exchange. However, if you do tender any of your eligible options, you must tender all of your eligible options. Your outstanding eligible options are listed on Schedule A accompanying the letter of transmittal. (See Section 6 of this Offer to Exchange)

Q.11.	What will happen to my options that are not eligible for the offer and my eligible options if I do not exchange them in the offer?

The options you hold that are not eligible for the offer will remain outstanding and subject to the same terms and conditions regardless of whether you exchange your eligible options. If you decide not to exchange your eligible options, those options will also remain outstanding and subject to the same terms and conditions.

Q.12.	What is the difference between stock options and restricted stock?

Stock options give you the right to purchase shares of our common stock at an established “exercise price.” Unlike stock options, when you receive restricted stock you become a holder of record of actual shares of our common stock, without any need to exercise options or pay an exercise price. However, until the shares of restricted stock vest, they remain subject to forfeiture and transfer and other restrictions which will be set forth in your restricted stock award, a form of which is attached to this Offer to Exchange as Schedule B.

Q.13.	Do I have to pay cash for the restricted stock I receive in the offer?

No. You will not be required to pay cash for the shares of restricted stock you receive in the exchange. (See Section 13 of this Offer to Exchange)

Q.14.	Will I receive any fractional shares of restricted stock?

No. Any fractional shares of restricted stock will be rounded to the closest whole number.

Q.15.	When will I receive my shares of restricted stock?

We will exchange the shares of restricted stock for the tendered eligible options promptly following the expiration date. We will provide you with a conformed copy of your restricted stock award, in substantially the form of Schedule B to this Offer to Exchange, showing the number of shares of restricted stock you received in exchange for your tendered eligible options. Your shares of restricted stock will be held in custody for you until they have vested and you have satisfied any applicable tax withholding obligations on the shares. Our delivery to you of your conformed restricted stock award will be proof of our issuance to you of the shares of restricted stock that will be held in custody for you. (See Sections 8 and 13 of this Offer to Exchange)

Q.16.	Will I need to countersign and return my restricted stock award?

No. By executing the signature page to the letter of transmittal, you acknowledge that the letter of transmittal, together with your restricted stock award, will constitute a “restricted stock agreement” under our 2001 Stock Incentive Plan, as amended. You do not need to countersign and return your new restricted stock award in connection with the offer. By completing and signing this signature page to the letter of transmittal, you agree to all of the terms and conditions contained in the form of restricted stock award attached as Schedule B to this Offer to Exchange, as well as all other terms and conditions of this offer. Once you receive the conformed copy of your restricted stock award, you may retain it for your files.

Q.17.	When does the restricted stock vest?

Regardless of the current vesting schedule of your eligible options, the restricted stock in this offer will vest over three years in three equal annual installments, as follows, assuming you continue to meet the requirements for vesting specified in the restricted stock award:

DATE	VESTED %	TOTAL VESTED %
February 28, 2004	33 1/3% of your restricted stock vests	33 1/3%
February 28, 2005	33 1/3% of your restricted stock vests	66 2/3%
February 28, 2006	33 1/3% of your restricted stock vests	100%

As a result, you will receive restricted stock with a new vesting schedule in exchange for eligible options that may already have vested. Your shares of restricted stock will be held in custody for you until they have vested and you have satisfied any applicable tax withholding obligations on the shares. (See Section 8 of this Offer to Exchange)

Q.18.	When will I forfeit the restricted stock I receive in this tender offer?

Subject to any contrary provision in any employment agreement with us or any of our subsidiaries, you will forfeit the restricted stock if your continuous service as a Quanta employee or consultant is interrupted or terminated before the date the restricted stock vests. However, upon a “change in control” (as defined in our 2001 Incentive Stock Plan, as amended) of Quanta or if your continuous service as a Quanta employee or consultant is terminated due to your death, all of your shares of restricted stock received in this offer will vest as of that date. (See Section 8 of this Offer to Exchange)

Q.19.	What are the other restrictions on the restricted stock?

The restrictions on the restricted stock you will receive in this offer are contained in your restricted stock award, a form of which is attached to this Offer to Exchange as Schedule B. Generally, the shares of restricted stock may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the shares vest. If and when your shares of restricted stock vest, they will be released to you (subject to satisfaction of any applicable tax withholding obligations) as unrestricted shares that are free and clear of these restrictions. (See Section 8 of this Offer to Exchange)

Q.20.	Am I entitled to exercise any ownership rights of the restricted stock?

Yes. As of the exchange date, you will have voting, dividend and other stockholder rights with respect to all of the shares of restricted stock you receive in the offer. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. (See Section 8 of this Offer to Exchange)

Q.21.	Will the restricted stock ever expire?

No. Shares of restricted stock do not need to be “exercised” after they vest. Accordingly, unlike stock options, restricted stock does not expire. Vesting simply means that the forfeiture, transfer and other restrictions will be removed and you will own the shares without any restrictions on your ownership rights. Upon vesting you will be free to transfer or sell the shares as you desire, subject to applicable securities laws and payment of any applicable withholding taxes.

Q.22.	What is the source of the restricted stock that will be used in the offer?

The restricted stock will be issued under our 2001 Stock Incentive Plan, as amended (the “plan”), and will be drawn from the pool of common stock currently authorized for issuance under the plan. All eligible options tendered and accepted for exchange will be cancelled, thereby permitting the issuance of the restricted stock and, in some cases, providing additional stock for future awards under the plan. (See Sections 8 and 11 of this Offer to Exchange)

Q.23.	When does the offer expire? Can the offer be extended, and if so, how will I be notified?

The offer expires February 28, 2003, at 5:00 P.M., Central Standard Time, unless it is extended by us. We may extend the offer at any time but we cannot assure you that the offer will be extended or, if extended, for how long. If we extend the offer, we will make an announcement of the extension no later than 9:00 A.M., Eastern Standard Time, on the next business day following the previous expiration date. (See Sections 1 and 14 of this Offer to Exchange)

Q.24.	Are there conditions to the offer?

There are no specific conditions to this offer nor is the offer conditioned on any total number of eligible options being tendered. Upon the expiration of this offer, we will decide either to accept all of the properly tendered eligible options or to reject them all. (See Section 5 of this Offer to Exchange)

The offer expires on February 28, 2003, unless we extend it. Any eligible options offered for tender on or before that date that have not been withdrawn and that we accept will be exchanged for restricted stock. We may terminate the offer for any reason and at any time before its expiration. If we decide to terminate the offer, we will notify you. (See Sections 1 and 14 of this Offer to Exchange)

Q.25.	Can we terminate the offer?

Yes. We may terminate the offer for any reason and at any time before it expires. If we decide to terminate the offer, we will notify you. (See Sections 6 and 14 of this Offer to Exchange)

Q.26.	How do I tender my eligible options?

If you decide to tender your eligible options, you must deliver to us and we must receive, before 5:00 P.M., Central Standard Time, on the expiration date a properly completed and executed signature page to the letter of transmittal at the address or facsimile number set forth on the front cover of the letter of transmittal. (See Section 3 of this Offer to Exchange)

Q.27.	When can I withdraw previously tendered eligible options?

You may withdraw your tendered eligible options at any time before 5:00 P.M., Central Standard Time, on February 28, 2003, unless we extend the offer. If the offer is extended by us beyond that time, you may withdraw your tendered eligible options at any time until the expiration of the offer. From the expiration date through 12:00 midnight, Central Standard Time, March 18, 2003, you may not withdraw your tendered eligible options. If we have not accepted your tendered eligible options for exchange before 12:00 midnight, Central Standard Time, on March 18, 2003, then you may withdraw your tendered eligible options thereafter until such time, if any, as we accept all tendered and not properly withdrawn eligible options. To withdraw tendered eligible options you must deliver a written notice of withdrawal to us, or facsimile thereof, with the required information, as set forth in Section 4 of this Offer to Exchange, while you still have the right to withdraw the tendered eligible options. Once withdrawn, you may retender eligible options only by again following the delivery procedures described in Q.26. (See Section 4 of this Offer to Exchange)

Q.28.	How will I be taxed if I exchange my eligible options?

If you are a U.S. employee or consultant:

There are no immediate tax consequences from receiving restricted stock in exchange for your eligible options, unless you make an election under Section 83(b) of the Internal Revenue Code. When the restricted stock vests, you will be required to recognize ordinary taxable income in an amount equal to the fair market value of the restricted stock on the vesting date, based on the closing price of our common stock on that date. Before you receive a stock certificate for vested shares, all applicable income tax withholding obligations must be satisfied. If we have not received, by 5:00 P.M., Central Standard Time, on the vesting date, cash or a certified check in the amount necessary to satisfy any applicable tax withholding obligation, we will withhold a number of shares of stock equal in value to your withholding obligation and we will pay this amount to the IRS on your behalf. We will generally be allowed a business expense deduction for the amount of any taxable income recognized by you from the vesting of your restricted stock when the income is recognized by you. (See Section 13 of this Offer to Exchange)

We urge you to consult with your own tax advisor to determine the tax consequences of participating in the offer. (See Section 13 of this Offer to Exchange)

If you are a Canadian employee:

If you live in Canada, you are subject to Canadian tax laws. You will be required to recognize taxable income from employment effectively equal to one-half of the fair market value of the restricted stock on the exchange date. However, you will be entitled to make an election to defer this taxation until you actually dispose of the stock, but this election is limited to an annual benefit, for each year options vested, equal to $100,000 (Cdn.). To make this election, you will have to file with us a letter containing certain information, as set forth in Section 13 of this Offer to Exchange, by January 15, 2004. If your employment with us is terminated before your restricted stock vests, the tax consequences described above apply nonetheless. That is, you will not be able to claim a deduction for tax previously paid and any tax deferred will be payable at that time.

We urge you to consult with your own tax advisor to determine the tax consequences of participating in the offer. (See Section 13 of this Offer to Exchange)

Q.29.	How are my stock options taxed differently than restricted stock?

If you are a U.S. employee or consultant:

Like restricted stock, assuming no Section 83(b) election is made (See Section 13 of this Offer to Exchange), your stock options have no immediate tax consequences upon receipt. However, unlike restricted stock, your stock options have no tax consequences upon vesting. Instead, the exercise of your stock options is a taxable event.

If you are a Canadian employee:

Unlike restricted stock, assuming no election to defer is made (See Section 13 of this Offer to Exchange), your stock options have no immediate tax consequences upon receipt. However, like restricted stock, your stock options have no tax consequences upon vesting. Instead, the exercise of your stock options is a taxable event.

Q.30.	Whom should I contact if I have questions about this offer?

For additional information or assistance, you may contact:

The Stock Option Exchange Team
Quanta Services, Inc.
1360 Post Oak Blvd.
Suite 2100
Houston, Texas 77056
Telephone: 713-985-6499 or 800-7QUANTA(778-2682)
Email: StockOptionExchangeTeam@quantaservices.com

In addition, we plan to conduct one or more telephonic question and answer sessions about the general terms of the offer. In so doing, however, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the offer. You should consult your personal advisors if you have questions about your own financial or tax situation. We will be providing you information about the timing and location of the question and answer sessions shortly after your receipt of these materials.

Q.31.	Where can I find more information about Quanta?

We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission (the “SEC”). These reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange and information that is incorporated by reference into this Offer to Exchange may contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements may not qualify for the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Quanta’s forward-looking statements.

For a detailed discussion of cautionary statements and factors that could cause actual results to differ from the company’s forward-looking statements, please refer to Quanta’s filings with the SEC, especially in the “Forward Looking Statements” included in the Management’s Discussion and Analysis section of Quanta’s Form 10-K for the fiscal year ended December 31, 2001 and in subsequent filings filed with the SEC.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE; VESTING SCHEDULE.

Upon the terms and subject to the conditions of this offer, we are offering to exchange all outstanding eligible options to acquire shares of our common stock that have an exercise price of $10.00 or more per share for restricted shares of our common stock (which we refer to as “restricted stock”) and are held by our current eligible employees and consultants as of the expiration date. As of January 10, 2003, there were 7,430,213 eligible options issued and outstanding. To be eligible to participate in this offer, you must not have received a grant of options from us during the six-month period prior to the offer date. There are no specific conditions to this offer and you are not required to participate in the exchange. (See Section 6 of this Offer to Exchange) However, if you decide to tender any of your eligible options for exchange, you must tender all of your eligible options. (See Section 5 of this Offer to Exchange)

The term “expiration date” means 5:00 P.M., Central Standard Time, on February 28, 2003, unless and until we, in our sole discretion, extend the offer, in which event the term “expiration date” shall mean the latest time and date at which the offer shall expire. See Section 14 of this Offer to Exchange for a description of our right to extend, delay, terminate or amend the offer.

If your eligible options are properly tendered before the expiration date (and not validly withdrawn in accordance with Section 4 of this Offer to Exchange) and accepted for exchange by us, you will be entitled to receive a number of shares of restricted stock based on the “exchange ratio”. See Section 5 of this Offer to Exchange for a description of the “exchange ratio.” The restricted stock will be subject to a vesting schedule. Regardless of the current vesting schedule of your eligible options, the restricted stock will vest over three years in three equal annual installments, as follows, assuming you continue to meet the requirements for vesting specified in the restricted stock award, a form of which is attached to this Offer to Exchange as Schedule B:

DATE	VESTED %	TOTAL VESTED %
February 28, 2004	33 1/3% of your restricted stock vests	33 1/3%
February 28, 2005	33 1/3% of your restricted stock vests	66 2/3%
February 28, 2006	33 1/3% of your restricted stock vests	100%

As a result, you will receive restricted stock with a new vesting schedule in exchange for eligible options that may already have vested. Your shares of restricted stock will be held in custody for you until they have vested and you have satisfied any applicable tax withholding obligations on the shares. (See Section 8 of this Offer to Exchange)

If we increase or decrease the exchange ratio or we change the number of eligible options by more than 2% of the outstanding eligible options within ten business days of the expiration date, then we will publish an announcement extending our offer until at least ten business days from the publication. (See Section 14 of this Offer to Exchange)

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Central Standard Time.

2.	PURPOSE OF THE OFFER.

We believe that many of our outstanding eligible options are not achieving their intended purpose. We are offering to exchange eligible options to purchase common stock with exercise prices ranging from $10.75 to $61.50 per share. On January 10, 2003, The New York Stock Exchange reported that the closing price of our common stock was $3.98 per share. By making this offer to exchange eligible options for restricted stock, we expect to provide better performance incentives to our employees and consultants, and thus maximize stockholder value.

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should exchange your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all information in the Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to exchange your eligible options.

3.	PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Eligible Options.    To accept the offer, you must properly complete and sign the signature page to the letter of transmittal and deliver it to us at our address or facsimile number set forth on the front cover of the letter of transmittal so that we receive it prior to the expiration date. No exceptions will be made to this deadline. Your election will be effective only if RECEIVED by that time.

You do not need to return your stock option agreements relating to your eligible options to effectively elect to exchange your eligible options. Your stock option agreements relating to the eligible options you elected to exchange will be terminated automatically and rendered null and void upon our acceptance of your properly tendered eligible options.

By tendering your eligible options (by returning to us your completed and executed signature page to the letter of transmittal), you are:

•	accepting, and agreeing to be bound by, the terms and conditions of the restricted stock, as set forth in the form of restricted stock award attached as Schedule B to this Offer to Exchange;

•
acknowledging that your outstanding stock option agreements relating to the eligible options you elected to exchange have been terminated and automatically rendered null and void, and irrevocably releasing all your rights thereunder; and

•
authorizing us to withhold the number of whole shares of restricted stock having an aggregate fair market value, on each vesting date on which the tax is to be determined, equal to the amount of any applicable tax withholding obligations that have not otherwise been paid as set forth in this offer.

The number of vested shares of restricted stock we will withhold to satisfy your applicable tax withholding obligations will be based on the closing price of our common stock, as reported by The New York Stock Exchange, on the last business day prior to a vesting date.

Your signature on, and return of, the completed signature page to the letter of transmittal will be evidence of your agreement to these terms, effective upon your valid tender and our acceptance of your eligible options.

The method of delivery of the completed and executed signature page to the letter of transmittal, is at your the election and risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible options, and our determination will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine are not in appropriate form or that are unlawful to accept. We also may waive any defect or irregularity in any tender with respect to any particular eligible options or any particular optionholder. No eligible options will be properly tendered until all defects or irregularities have been cured by you or waived by us. Neither we nor any other person will be obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failure to give any such notice.

Our Acceptance Constitutes an Agreement.    If you tender your eligible options (by returning your completed and executed signature page to the letter of transmittal according to the procedures described above), you will have accepted the terms and conditions of the offer, subject to your ability to withdraw your tender pursuant to the described procedures prior to the expiration date. Our acceptance of your eligible options that are properly tendered for exchange will form a binding agreement between you and us on the terms and subject to the conditions of this offer on the date of our acceptance of your validly tendered and not withdrawn eligible options. In addition, our acceptance of eligible options that you properly tender will bind you to the terms and conditions of the restricted stock award governing the terms of your restricted stock and will automatically terminate your outstanding stock option agreements with respect to your eligible options and render them null and void. A form of the restricted stock award is attached to this Offer to Exchange as Schedule B.

4.	WITHDRAWAL RIGHTS.

You may withdraw your tendered eligible options only by following the procedures in this Section 4.

You may withdraw your tendered eligible options at any time before 5:00 P.M., Central Standard Time, on February 28, 2003, unless we extend the offer. If the offer is extended by us beyond that time, you may withdraw your tendered eligible options at any time until the expiration of the offer. From the expiration date through 12:00 midnight, Central Standard Time, March 18, 2003, you may not withdraw your tendered eligible options. If we have not accepted your tendered eligible options before 12:00 midnight, Central Standard Time, on March 18, 2003, then you may withdraw your tendered eligible options thereafter until such time, if any, as we accept all tendered and not properly withdrawn eligible options. To withdraw tendered eligible options you must deliver to us a written notice of withdrawal at the address or facsimile number appearing on the front cover of the letter of transmittal, with the information required below. You may not rescind your withdrawal and any eligible options withdrawn will be considered not properly tendered unless you retender your eligible options prior to the expiration date by following the procedures described in Section 3 of this Offer to Exchange.

The notice of withdrawal must specify your name, the grant date(s), exercise price(s) and the number of eligible options subject to the notice of withdrawal. You may not withdraw only a portion of your eligible options. If we receive a notice of withdrawal that attempts to withdraw less than all of your eligible options, we may, at our complete discretion, accept that as a notice of withdrawal with respect to all eligible options or as an invalid notice of withdrawal.

Neither we nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal nor will anyone incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding.

5.	CONDITIONS OF THE OFFER.

When this offer expires, we will promptly decide whether to accept all of the properly tendered eligible options or to reject them all. If we decide to reject them all, we will communicate this to you promptly after we make this decision. If we accept all of the properly tendered eligible options, they will be exchanged and cancelled as described in this offer. If we reject them all, you will keep all of your current eligible options and you will not receive any restricted stock pursuant to this offer. This condition to the offer is for our benefit and the decision to accept or reject all properly tendered eligible options is in our sole discretion.

6.	ACCEPTANCE OF OPTIONS FOR EXCHANGE.

On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, if we elect to accept any eligible options, we will accept for exchange and cancel all eligible options properly tendered and not validly withdrawn prior to the expiration date. Our acceptance will be effective as of the expiration date. Although you will become a holder of record of actual shares of common stock when we issue the restricted stock in your name, it will take approximately four to six weeks after the expiration date to process the exchange and deliver to you a conformed copy of your new restricted stock award.

If your eligible options are properly tendered and accepted for exchange, you will receive one share of restricted stock for every 2.24 eligible option shares tendered. All fractional shares will be rounded to the closest whole number. For example, if you hold an eligible option to purchase 1,000 shares of common stock and your eligible option is tendered and accepted for exchange, you will receive 446 shares of restricted stock. The terms of the restricted stock will be reflected in your restricted stock award, a form of which is attached to this Offer to Exchange as Schedule B. Your shares of restricted stock will be held in custody for you until they have vested and you have satisfied any applicable tax withholding obligations with respect to the shares. Our delivery to you of the conformed copy of your restricted stock award will be proof of our issuance to you of shares of restricted stock. When the restricted shares vest, we will deliver the vested shares to you after you have satisfied any applicable tax withholding obligation.

If you exchange any of your eligible options, you must exchange all of your eligible options. However, you are not required to participate in the exchange.

We retained Ernst & Young LLP, an independent consulting firm, to advise us in determining the fair value of the eligible options and the number of shares of restricted stock to be issued in exchange for tendered eligible options. The 1-for-2.24 exchange ratio was derived based on an average value of all outstanding eligible options held by current employees and consultants, as determined using the Black-Scholes option pricing model, which is a mathematical formula widely used and accepted for valuing stock options. However, because there are 174 different exercise prices for the eligible options, ranging from $10.75 to $61.50, in the case of any particular eligible option there may not be a direct correlation between the Black-Scholes value of the eligible option and the value of the restricted shares offered in exchange.

If we accept your eligible options that are properly tendered and not properly withdrawn, we will give oral or written notice to you of our acceptance, which may be by press release. Our acceptance will be effective as of the expiration date.

7.	PRICE RANGE OF OUR COMMON STOCK.

Our common stock is listed and traded on The New York Stock Exchange under the symbol “PWR”. The following table sets forth, for the quarters indicated, the high and low trading prices per share of our common stock.

	HIGH	LOW
2002 QUARTER ENDED
December 31, 2002	$3.94	$1.78
September 30, 2002	10.19	1.75
June 30, 2002	18.90	9.40
March 31, 2002	17.43	11.53

2001 QUARTER ENDED
December 31, 2001	$18.69	$13.90
September 30, 2001	25.27	9.95
June 30, 2001	37.50	20.13
March 31, 2001	36.50	18.75

For the first quarter of 2003, through January 10th, the high and low trading price of our common stock was $4.15 and $3.25, respectively. As of January 10, 2003, the closing price of our common stock was $3.98 per share.

You are urged to obtain current market quotations for our common stock.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AWARDS.

Consideration.    Assuming we exchange restricted stock for all 7,430,213 eligible options that are subject to the offer, the aggregate amount of restricted stock we will issue to optionholders will be 3,317,059 shares, which would, assuming 100% vesting, represent approximately 3.34% of the 99,256,591 total issued and outstanding shares of our common stock as of January 10, 2003.

Terms of Restricted Stock.    The restricted stock offered in this offer will be issued pursuant to our 2001 Stock Incentive Plan, as amended (the “plan”), and will be subject to all of the terms and conditions of the plan. Our statements concerning the plan and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to all provisions of the plan and the restricted stock award. The form of restricted stock award is attached to this Offer to Exchange as Schedule B. Please contact us at the address and telephone number on the front cover of the letter of transmittal to receive a copy of the plan. Copies will be furnished promptly at our expense.

The shares of restricted stock you receive in exchange for tendered eligible options will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution.

Regardless of the current vesting schedule of your eligible options, the restricted stock will vest over three years in three equal annual installments, as follows, assuming you continue to meet the requirements for vesting specified in the restricted stock award:

DATE	VESTED %	TOTAL VESTED %
February 28, 2004	33 1/3% of your restricted stock vests	33 1/3%
February 28, 2005	33 1/3% of your restricted stock vests	66 2/3%
February 28, 2006	33 1/3% of your restricted stock vests	100%

As a result, you will receive restricted stock with a new vesting schedule in exchange for eligible options that may already have vested. Your shares of restricted stock will be held in custody for you, in a book entry account with our transfer agent, until they have vested and you have satisfied any applicable tax withholding obligations on the shares.

Prior to vesting and subject to any contrary provision in any employment agreement with us or any of our subsidiaries, you will automatically forfeit the unvested restricted stock if your continuous service as a Quanta employee or consultant is interrupted or terminated for any reason other than your death. In the event your continuous service as a Quanta employee or consultant is terminated due to your death, or upon a “change in control” of Quanta, all unvested shares of restricted stock will vest as of the date of your death or the date of the “change in control” of Quanta.

A “change in control” of Quanta generally means the occurrence of any of the following events: (i) any person, entity or group is or becomes the beneficial owner, directly or indirectly, of 50 percent or more of the combined voting power of Quanta’s outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of Quanta immediately before the Transaction shall cease to constitute a majority of the board of directors of Quanta or any successor to Quanta; (iii) Quanta is merged or consolidated with another corporation and as a result of the merger or consolidation less than 75 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Quanta; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Quanta representing 50 percent or more of the combined voting power of Quanta’s outstanding voting securities; or (v) Quanta transfers substantially all of its assets to another corporation which is not controlled by Quanta. “Change in control” is more fully defined in the plan.

Our delivery to you of a conformed copy of your restricted stock award, in substantially the form of Schedule B to this Offer to Exchange, is proof of our issuance to you of the shares of restricted stock. Your shares of restricted stock will be held in custody for you, in a book entry account with our transfer agent, until they have vested and you have satisfied any applicable tax withholding obligations with respect to the shares. If you are a U.S. employee or consultant, when the restricted shares vest, if we have not received, before 5:00 P.M., Central Standard Time, on or before the vesting date, cash or a certified check in an amount necessary to satisfy any applicable tax withholding obligations, we will withhold a number of shares necessary to satisfy those obligations. In that case, we will pay such withheld amounts to the IRS on your behalf and will issue to you the remaining number of vested shares. If, however, you have filed a Section 83(b) election and have previously paid your applicable tax withholding obligations, we will release all your vested shares to you upon vesting. If you are a resident of Canada, upon vesting you will be able to sell your vested shares of restricted stock free of any transfer restrictions under applicable Canadian securities laws, provided that such transfers occur through an exchange or market outside Canada or to a person or company outside Canada. See Section 13 of this Offer to Exchange for additional information on the tax consequences of exchanging your eligible options.

You will have voting, dividend and other stockholder rights with respect to all shares of restricted stock you receive in the offer as of the exchange date. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

Registration of Shares of Restricted Stock.    All shares of restricted stock issuable in connection with this offer have been or will be registered under the Securities Act of 1933 (the “Securities Act”) on a registration statement on Form S-8 filed with the SEC. Certain of our officers may be deemed to be “affiliates” under the Securities Act and, as such, are subject to restrictions on the public resale of the shares they acquire in this offer. Unless you are considered an “affiliate” of Quanta, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws. Generally, an “affiliate” of Quanta is any person that directly or indirectly controls, or is controlled by, or is under common control with Quanta.

9.	CERTAIN INFORMATION ABOUT US.

General.    Quanta is a leading provider of specialized contracting services, offering end-to-end network solutions to the electric power, gas, telecommunications and cable television industries. Our comprehensive services include designing, installing, repairing and maintaining network infrastructure. Deregulation and continued outsourcing by our customers have resulted in demand for our services. We work for many of the leading companies in the industries we serve. We design, install and maintain networks for the electric power, gas, telecommunications and cable television industries as well as commercial, industrial and governmental entities.

Quanta was organized in the state of Delaware in 1997. We have made strategic acquisitions to expand our geographic presence, generate operating synergies with existing businesses and develop new capabilities to meet our customers’ evolving needs. Between our initial public offering in February 1998 and September 30, 2002, we acquired 88 companies. We currently have offices nationwide, providing us the presence and capability to quickly, reliably and effectively complete projects nationwide.

We maintain our executive offices at 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. Our telephone number is (713) 629-7600. We also maintain a web site at www.quantaservices.com.

Certain Financial Information.    Set forth below is our selected summary historical consolidated financial information. The historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto. Please see Section 16 of this Offer to Exchange for information about how to obtain copies of our SEC filings.

	As of and For the Year Ended December 31,		As of and For The Nine Months Ended September 30,
	2000	2001	2001	2002
	(In thousands, except per share data and ratios)
			(Unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues	$1,793,301	$2,014,877	$1,526,832	$1,317,957
Gross profit	414,097	413,838	329,929	178,115
Income (loss) from operations	222,162	193,265	162,694	(167,421)
Income (loss) before cumulative effect of change in accounting principle	105,723	85,766	72,309	(175,247)
Net income (loss) attributable to common stock	104,793	84,836	71,611	(621,367)

EARNINGS (LOSS) PER SHARE:
Basic earnings (loss) per share before cumulative effect of change in accounting principle	$1.50	$1.11	$0.94	$(2.24)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(5.70)

Basic earnings (loss) per share	$1.50	$1.11	$0.94	$(7.94)

Diluted earnings (loss) per share before cumulative effect of change in accounting principle	$1.42	$1.10	$0.92	$(2.24)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(5.70)

Diluted earnings (loss) per share	$1.42	$1.10	$0.92	$(7.94)

Book value per common share:
—basic(1)	$15.17	$15.62	$15.43	$7.51
—diluted(1)	13.96	15.42	15.19	7.51

Shares used in computing per common share amounts for:
—basic(1)	70,452	77,256	76,941	78,189
—diluted(1)	76,583	78,238	78,184	78,189

Ratio of earnings to fixed charges(2) (unaudited)	7.0	4.4	4.8	n/a (3)

BALANCE SHEET DATA:
Current assets	$600,210	$577,120	$664,431	$549,402
Non-current assets	1,271,687	1,465,781	1,442,365	848,018
Current liabilities	246,481	241,530	262,065	215,722
Non-current liabilities	556,460	594,620	657,180	594,766
Total stockholders’ equity	1,068,956	1,206,751	1,187,551	586,932

STATEMENT OF CASH FLOW DATA:
Net cash provided by operating activities	$45,422	$210,026	$86,576	$62,019
Net cash used in investing activities	(361,998)	(221,821)	(181,211)	(62,002)
Net cash provided by financing activities	323,107	776	80,108	9,061

(1)    “Basic” earnings per share amounts are computed using the weighted average number of shares of common stock and convertible preferred stock. “Diluted” earnings per share amounts are computed using the weighted average number of shares of common stock and convertible preferred stock outstanding during the period, the dilutive effect of convertible subordinated notes under the “if converted” method and the effect of dilutive stock options using the treasury stock method.

(2)    For purposes of computing the ratios of earnings to fixed charges: (a) “earnings” consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and (b) “fixed charges” consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of a reasonable approximation of the interest factor attributable to leases for rental property.

(3)    For the nine months ended September 30, 2002, our earnings were inadequate to cover fixed charges by $193.9 million.

As of September 30, 2002, our book value per diluted share was $7.51, based on our total stockholders’ equity of approximately $586,932,000 and 78,189,000 total shares of our common stock issued and outstanding. Assuming we issue 3,317,059 shares of common stock in connection with this offer, our book value per share on a pro forma basis would be $7.20 as of September 30, 2002.

Although we consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures and the purchase or sale of assets and potential mergers, and except as otherwise disclosed in this Offer to Exchange, in press releases or in documents we have filed with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a) the acquisition by any person of any of our securities or the disposition of any of our securities;

(b) an extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation;

(c) a sale or transfer of a material amount of our or our subsidiaries’ assets;

(d) any change in our present board of directors or management;

(e) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(f) any other material change in our corporate structure or business;

(g) any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person;

(h) a class of equity securities being delisted from The New York Stock Exchange or a national securities exchange;

(i) a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”); or

(j) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act.

Recent Developments.    On October 15, 2002, First Reserve Corporation committed, subject to certain conditions, to make an investment in Quanta through two transactions. The first transaction occurred on October 15, 2002, with First Reserve purchasing from us approximately 8.7 million shares of newly issued Quanta common stock at $3.00 per share, for a total investment of $26 million, and purchasing from Aquila, Inc. approximately 3.3 million shares of Quanta common stock at $3.00 per share and approximately 0.9 million shares of our Series A Convertible Preferred Stock at $3.00 per common share equivalent. The Series A Convertible Preferred Stock acquired by First Reserve is convertible into approximately 4.7 million shares of common stock. After successfully amending certain provisions of our agreements with lenders and senior secured note holders, the second transaction occurred on December 20, 2002, with First Reserve purchasing from us approximately 2.4 million shares of newly issued Quanta Series E Preferred Stock at $30.00 per share, for a total investment of $72.9 million. At a special meeting of stockholders held on December 27, 2002, our stockholders approved the convertibility of such Series E Preferred Stock and the conversion of the shares into approximately 24 million shares of common stock. The shares of Series E Preferred Stock were converted into 24 million shares of common stock on December 31, 2002.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE ELIGIBLE OPTIONS.

Schedule A attached to this Offer to Exchange sets forth a list of our directors and executive officers and, for each such person, the aggregate number of his or her eligible options. We have not yet received any formal indication of whether, or to what extent, any such eligible person intends to participate. As of January 10, 2003, our directors and executive officers as a group (18 persons) beneficially own an aggregate of options to acquire 2,309,741 shares of our common stock, representing approximately 26.39% of the total number of options issued and outstanding on that date.

A list of our directors and executive officers and the number of shares of our common stock beneficially owned by each of them is included in Schedule C to this Offer to Exchange.

Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in stock options or our common stock during the 60 days prior to January 10, 2003, except as described in this Offer to Exchange. In connection with the First Reserve transaction, First Reserve obtained the right to designate three directors to our board of directors. As of January 10, 2003, First Reserve had designated all three directors to our board of directors, two of which will join our board in March 2003. At the special meeting of stockholders held on December 27, 2002, our stockholders approved an increase of our board of directors to twelve members.

Except for outstanding options to acquire our common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers), consultants, advisors and non-employee directors pursuant to the plan, and except as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Some of our executive officers have made within the last 60 days, and we anticipate they will make, common stock purchases under our 1999 Employee Stock Purchase Plan in the ordinary course pursuant to the terms of the plan.

11.	STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible options exchanged pursuant to this offer will be canceled and returned to the pool of shares of common stock available for issuance pursuant to the plan and will be available for future awards under the plan without further stockholder action (except as required by applicable law or the rules of The New York Stock Exchange or any other securities exchange on which our common stock is then listed). For the shares of restricted stock issued in this offer, we will record additional non-cash compensation expense ratably over the restricted stock’s three-year vesting period based on our common stock’s market value on the exchange date. All shares of restricted stock will be considered issued and outstanding on the date of issuance regardless of when the shares vest. Neither the shares of restricted stock issued in the exchange nor the tendered options will be treated for financial reporting purposes as variable awards. However, all eligible options not tendered for exchange will be treated as variable awards. Variable awards will require us to record non-cash compensation expense on a mark-to-market basis to the extent the stock price exceeds the exercise price of the eligible options not tendered. We cannot predict the impact the variable awards will have on non-cash compensation expense.

12.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business or that might adversely affect our acquisition of eligible options and issuance of restricted stock as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of eligible options or restricted stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may need to delay the acceptance for exchange of the eligible options tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.

13.	CERTAIN INCOME TAX CONSEQUENCES.

U.S. Tax Consequences:

The following is a general summary of the material U.S. federal income tax consequences of the exchange of tendered eligible options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

There are no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you make an election under Section 83(b) of the Code. Upon vesting in the restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock, based on the closing price of our common stock on the vesting date. For employees, this means that ordinary income will be reflected on your year-end Form W-2 and we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. For consultants, this means that the ordinary income will be reported to you on a Form 1099. However, for consultants, we generally will not be required to withhold any taxes. As such, consultants should consider whether their estimated tax payments are sufficient to avoid a penalty for failure to deposit sufficient estimated tax. Before you receive a stock certificate for vested shares, all applicable income tax withholding obligations with respect to a vesting event must be satisfied. If we have not received, by 5:00 P.M., Central Standard Time, on the vesting date, cash or a certified check in the amount necessary to satisfy this withholding obligation, we will withhold a number of shares of stock necessary to satisfy your withholding obligation, based on the fair market value of the shares, and we will pay this amount to the IRS on your behalf. Your tax basis in your shares will equal the amount you include in income in connection with the vesting of the shares. The number of vested shares of restricted stock we will withhold to satisfy you applicable tax withholding obligations will be based on the closing price of our common stock, as reported by The New York Stock Exchange, on the last business day prior to a vesting date. Upon a subsequent sale of the shares, you will recognize capital gain or loss based upon the difference between the sales proceeds you receive for the shares and your tax basis in the shares. Your holding period for determining whether such capital gain or loss is long-term or short-term will begin on the date your shares vest.

If you make a Section 83(b) election, it must be made and filed with the Internal Revenue Service within 30 days of the exchange date. Also, if you make a Section 83(b) election, you must provide us with a copy of your election. If you make a Section 83(b) election with respect to your restricted stock, you will be required to recognize taxable income at the time of the exchange in an amount equal to the fair market value of the restricted stock on such date and to remit a certified check or money order to us to satisfy the tax withholding obligation with respect to the Section 83(b) election. If we receive a copy of an employee’s Section 83(b) election without a certified check or money order for the required withholding taxes, we will demand payment and if we don’t receive prompt payment, we will withhold the required taxes from compensation you are owed by Quanta or the subsidiary that employs you. Your tax basis in your shares will equal the amount you include in income in connection with the Section 83(b) election. Upon a subsequent sale of the shares, you will recognize capital gain or loss based upon the difference between the sales proceeds you receive for the shares and your tax basis in the shares. Your holding period for determining whether such capital gain or loss is long-term or short-term will begin on the date of the exchange. If the shares appreciate between the date of the exchange and the date the shares vest, a Section 83(b) election may allow you to realize this appreciation as a capital gain when the shares are subsequently sold. However, a Section 83(b) election also carries with it certain risks that you must consider. Because a Section 83(b) election accelerates the income recognition event, you will experience an economic detriment if the shares do not appreciate during the time that the shares are unvested. Moreover, if the shares depreciate in value, a subsequent disposition of the shares may produce a capital loss, while the income recognized was ordinary in character. Finally, if the shares are forfeited before they vest, you may not claim a deduction for the income you recognized pursuant to the Section 83(b) election. Due to the risks associated with a Section 83(b) election, you should consult with your tax advisor to determine whether a Section 83(b) election is appropriate in connection with the exchange.

Generally, we will be allowed a business expense deduction for the amount of any taxable income that is recognized by you from vesting or from a Section 83(b) election at the time the income is recognized by you. Section 162(m) of the Code, however, may limit the deduction that can be claimed by us in certain circumstances.

Canadian Tax Consequences:

The following is a general summary of the material Canadian federal income tax consequences of the exchange of tendered options pursuant to this offer. This discussion is based on the Income Tax Act (Canada) and the Regulations thereunder, taking into account all administrative and judicial interpretations thereof and all published proposals for amendments thereto to the date of this offer, all of which are subject to change, possibly on a retroactive basis. This discussion is limited to employees who are residents of Canada, acquired their options by virtue of their employment with us and hold their options as capital property. The discussion further assumes that the employees deal at arm’s length with us and that no Canadian resident employee, together with related persons, directly or indirectly owns or has options to acquire 10% or more of any class of our securities. Foreign and provincial tax consequences are not considered.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR EMPLOYEE. YOU SHOULD OBTAIN INDEPENDENT ADVICE FROM A QUALIFIED TAX ADVISOR REGARDING THE CANADIAN INCOME TAX CONSEQUENCES TO YOU BASED ON YOUR OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences on Cancellation of Tendered Options and Acquisition of Restricted Stock
If you are a Canadian resident employee and you exchange your options for restricted stock, you will be required to recognize income from employment for Canadian tax purposes in an amount equal to the fair market value of the restricted stock on the date of the exchange, regardless of whether the stock is vested. You will, however, be entitled to a deduction of one-half of this amount, meaning that you will effectively only be taxed on one-half of this amount. You will also be entitled to file an election to defer the taxation of this income until you dispose of the stock, subject to an annual maximum limit. This limit is that number of options exchanged which, at the time of their vesting, entitled you to purchase stock of Quanta having an aggregate value of $100,000 (Cdn.).

In order to make this election to defer tax, you will be required to file an election with us by January 15, 2004. To make this election, you will be required to submit a letter to us by this date containing the following information:

1.        confirmation that you were resident in Canada at the time of the acquisition of the stock;

2.        confirmation that you have not exceeded your $100,000 annual vesting limit; and

3.        the amount of the taxable income that you wish to defer.

It will be your responsibility, and not ours, to ensure that you meet the requirements for this election, although we will provide you with all information and assistance we can to assist you in making this determination. If you make the election, you are required to file a Form T1212 Statement of Deferred Stock Option Benefits with your tax return for each year during which you have an outstanding balance of deferred stock option benefits. It will also be your responsibility to ensure you include the deferred amount in computing your taxable income when you file your tax return in the year you dispose of the stock. If you are required to pay tax on the date of the exchange because the amount of income which you are required to recognize exceeds the election limit referred to above, or if you do not make the election described above, we will, where reasonably practicable and where it would not impose a financial hardship on you, make tax withholdings from your income.

If your employment with us terminates before your restricted stock vests, the employment income taxable to you as described above cannot be deducted. You will therefore not receive a refund of any taxes paid in respect of such income, and may at that time be required to pay additional tax on the deferred amount.

Tax Consequences Upon the Sale of Restricted Stock
When you dispose of the restricted stock, you will recognize a capital gain (or capital loss) for Canadian tax purposes to the extent that the proceeds you receive for the stock, net of any costs of disposition, exceed (or are exceeded by) your adjusted cost basis in the stock. Your adjusted cost basis will be equal to the fair market value of the stock at the time you acquired it, averaged with your cost of all other shares of the same class of Quanta which you own at the time of the disposition. You will be required to include in your income for Canadian tax purposes one-half of any capital gains you realize. In general, one-half of any capital losses may be deducted from taxable capital gains you realize in the year, in any of the three preceding years or in any subsequent year.

14.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

Subject to compliance with applicable law, we may, in our sole discretion, amend the offer in any respect (including, without limitation, by decreasing or increasing the exchange ratio or by decreasing or increasing the number of eligible options being sought in the offer) by public announcement of the amendment.

We may, in our sole discretion, at any time and from time to time, extend the expiration date of the offer and delay accepting any eligible options for exchange by giving you oral or written notice of the extension and making a public announcement of the extension no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to you in a manner reasonably designed to inform you of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

We also may terminate the offer and not accept any eligible options previously tendered for exchange or, subject to applicable law, postpone the exchange of eligible options by giving you oral or written notice of the termination or postponement and making a public announcement thereof. Our right to delay the exchange of eligible options that we have accepted is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must make the exchange or return the tendered eligible options promptly after termination or withdrawal of the offer.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the exchange ratio or we increase by more than 2% of the outstanding options being sought or decrease the number of options being sought in the offer; and

•
the offer is scheduled to expire before the tenth business day from and including the date that notice of such increase or decrease is first given in the manner specified in this Section 14, then the offer will be extended by ten business days.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of eligible options pursuant to this offer. You will be responsible for paying any broker’s commission and any other costs of sale in the event you sell any of your shares once they have vested.

16.	ADDITIONAL INFORMATION.

We are subject to the informational filing requirements of the Securities Exchange Act and, therefore, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC.

These reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We urge you to review the following materials, which we have filed with the SEC, prior to making a decision on whether to tender your eligible options (the SEC file number for these filings is 001-13831):

(a) Annual Report on Form 10-K for the year ended December 31, 2001;

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

(c) Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

(d) Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

(e) Current Reports on Form 8-K filed with the SEC on February 15, 2002, March 21, 2002, May 23, 2002, July 8, 2002, August 14, 2002, October 22, 2002, December 11, 2002 and December 24, 2002;

(f) Definitive Proxy Statement, filed with the SEC on June 4, 2002; and

(g) Definitive Proxy Statement, filed with the SEC on November 22, 2002.

17.	MISCELLANEOUS.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of options residing in such jurisdiction.

Pursuant to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 16 of this Offer to Exchange with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

QUANTA SERVICES, INC.

January 21, 2003

SCHEDULE A
to the Offer to Exchange

The directors and executive officers of Quanta, their position and offices as of January 10, 2003 and their eligible options are set forth in the following table:

NAME	POSITION AND OFFICES HELD	ELIGIBLE OPTIONS
James R. Ball	Director	None
John R. Colson	Chief Executive Officer, Director	506,503
Terrence P. Dunn	Director	None
Vincent D. Foster	Director, Consultant	243,921
Louis C. Golm	Director	None
Dana A. Gordon	Vice President, General Counsel and Secretary	82,125
Nicholas M. Grindstaff	Treasurer	40,000
Ben A. Guill	Director	None
Frederick M. Haag	Senior Vice President	71,700
James H. Haddox	Chief Financial Officer	250,000
Derrick A. Jensen	Vice President, Controller and Chief Accounting Officer	120,000
Dennis M. Klumb	Senior Vice President	4,000
James F. O’Neil, III	Senior Vice President – Operations Integration and Audit	53,500
Elliott C. Robbins	Senior Vice President – Operations	160,000
Gary W. Smith	Senior Vice President	35,000
Luke T. Spalj	President – Telecommunications and Cable	137,590
Gary A. Tucci	President of Potelco, Inc., Director	56,127
John R. Wilson	President – Electric and Gas, Director	155,900

The address of each director and executive officer is: Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056.

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SCHEDULE B
to the Offer to Exchange

REPRESENTATIVE SAMPLE

QUANTA SERVICES, INC. 2001 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD

Grantee:

Address:

Number of Awarded Shares:

Number of Shares Subject to Tendered Options:

Grant Date:	February 28, 2003

Vesting of the Awarded Shares:	Date	No. Shares	Vested %
	February 28, 2004		33 1/3%
	February 28, 2005		33 1/3%
	February 28, 2006		33 1/3%

Total			100%

Quanta Services, Inc., a Delaware corporation (the “Company”), hereby grants to the individual whose name appears above (“Grantee”), pursuant to the provisions of the Quanta Services, Inc. 2001 Stock Incentive Plan, as amended (the “Plan”), a restricted stock award (this “Award”) of shares (the “Awarded Shares”) of its common stock, par value $0.00001 per share (the “Common Stock”), effective as of February 28, 2003 (the “Grant Date”), as set forth above, but only upon and subject to the terms and conditions set forth herein and in the Plan. This Award is being granted in consideration for the Grantee tendering for cancellation certain previously-granted options to purchase Common Stock of the Company (the “Tendered Options”) and agreeing to abide by the terms and conditions under this Award. Unless otherwise defined in this Award, capitalized terms used in this Award shall have the meanings assigned to them in the Plan.

TERMS AND CONDITIONS OF AWARD

1.        EFFECT OF THE PLAN.    The Awarded Shares granted to Grantee are subject to all of the provisions of the Plan and of this Award, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Grantee hereunder, and this Award shall be subject, without further action by the Company or Grantee, to such amendment, modification, restatement or supplement.

2.        GRANT.    This Award shall evidence Grantee’s ownership of the Awarded Shares, and Grantee acknowledges that he or she will not receive a stock certificate representing the Awarded Shares unless and until the Awarded Shares vest as provided in this Award and all tax withholding obligations applicable to the Vested Shares have been satisfied. The Awarded Shares will be held in custody for the Grantee, in a book entry account with the Company’s transfer agent, until the Awarded Shares have vested in accordance with Section 3 of this Award. Upon vesting of the Awarded Shares, the Company shall, unless otherwise paid by the Grantee as described in Section 5.1 of this Award, withhold that number of Vested Awarded Shares (as defined below) necessary to satisfy any applicable tax withholding obligation of Grantee in accordance with the provisions of Section 5.1 of this Award, and thereafter instruct its transfer agent to deliver to Grantee all remaining Vested Awarded Shares. The Awarded Shares are being granted in consideration for the tender and cancellation of the Tendered Options and for Grantee’s agreement to abide by the terms and conditions under this Award. No additional consideration is required to be paid by Grantee; however, Grantee agrees that the Awarded Shares shall be subject to all of the terms and conditions set forth in this Award and the Plan, including, but not limited to, the forfeiture conditions set forth in Section 3.2 of this Award, the restrictions on transfer set forth in Section 3.4 of this Award and the satisfaction of the Required Withholding as set forth in Section 5 of this Award.

3.        AWARDED SHARES.

3.1        VESTING SCHEDULE; SERVICE REQUIREMENT.    Except as provided otherwise in Sections 3.2 and 3.3 of this Award, the Awarded Shares shall vest if Grantee’s Continuous Service is not interrupted during the period commencing with the Grant Date and ending with the applicable date that such portion of the Awarded Shares vests (each, a “Vesting Date”). Awarded Shares that have vested pursuant to this Award are referred to herein as “Vested Awarded Shares” and Awarded Shares that have not yet vested pursuant to this Award are referred to herein as “Unvested Awarded Shares.” If Grantee’s Continuous Service is not interrupted prior to an applicable Vesting Date, thirty-three and one-third percent (33 1/3%) of the Awarded Shares will vest on February 28, 2004; an additional thirty-three and one-third percent (33 1/3%) of the Awarded Shares will vest on February 28, 2005; and the remaining thirty-three and one-third percent (33 1/3%) of the Awarded Shares will vest on February 28, 2006.

If an installment of the vesting would result in a fractional Vested Awarded Share, such installment will be rounded to the next higher or lower Awarded Share, as determined by the Company, except the final installment, which will be for the balance of the Awarded Shares.

3.2        CONDITIONS OF FORFEITURE.    If Grantee’s Continuous Service is interrupted or terminated for any or no reason (other than due to Grantee’s death), including but not limited to Grantee’s voluntary resignation or termination by the Company with or without cause, all Unvested Awarded Shares shall, without further action of any kind by the Company or Grantee, be forfeited. If Grantee’s Continuous Service is terminated due to Grantee’s death, all Unvested Awarded Shares shall automatically vest as of the date of such termination of Continuous Service.

Unvested Awarded Shares that are forfeited shall be deemed to be immediately transferred to the Company without any payment by the Company or action by the Grantee, and the Company shall have the full right to cancel any evidence of Grantee’s ownership of such forfeited Unvested Awarded Shares and to take any other action necessary to demonstrate that Grantee no longer owns such forfeited Unvested Awarded Shares automatically upon such forfeiture. Following such forfeiture, Grantee shall have no further rights with respect to such forfeited Unvested Awarded Shares. By acceptance of this Award, Grantee irrevocably grants to the Company a power of attorney to transfer Unvested Awarded Shares that are forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer. The provisions of this Award regarding transfers of Unvested Awarded Shares that are forfeited shall be specifically performable by the Company in a court of equity or law.

3.3        CHANGE IN CONTROL EVENT.    Upon a Change in Control event (as defined in the Plan), all Unvested Awarded Shares shall automatically and immediately vest.

3.4        NON-TRANSFERABILITY.    This Award may not be transferred, assigned, pledged or otherwise encumbered by Grantee in any manner whatsoever, except that the Award may be transferred by will or by the laws of descent and distribution. References to Grantee, to the extent relevant in the context, shall include references to authorized transferees. Except as otherwise determined by the Committee, Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, any Unvested

Awarded Shares (each, a “transfer”). Any such transfer by Grantee in violation of this Section 3.4 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Awarded Shares.

4.        DIVIDEND AND VOTING RIGHTS.    Subject to the restrictions contained in this Award, Grantee shall have the rights of a stockholder with respect to the Awarded Shares, including the right to vote all such Awarded Shares, including Unvested Awarded Shares, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date hereof. In the event of forfeiture of Unvested Awarded Shares, Grantee shall have no further rights with respect to such Unvested Awarded Shares. However, the forfeiture of the Unvested Awarded Shares pursuant to Section 3.2 hereof shall not create any obligation to repay cash dividends received as to such Unvested Awarded Shares, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Unvested Awarded Shares prior to forfeiture.

5.        TAX MATTERS.

5.1        The Company’s obligation to deliver Awarded Shares to Grantee upon the vesting of such shares shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (“Required Withholding”). If the Company has not received from Grantee a certified check or money order for the full amount of the Required Withholding by 5:00 P.M. Central Standard Time on the date Awarded Shares become Vested Shares, the Company shall withhold from the Vested Awarded Shares that otherwise would have been delivered to the Grantee a number of Vested Awarded Shares necessary to satisfy the Grantee’s Required Withholding obligations, and deliver the remaining Vested Awarded Shares to the Grantee. The number of Vested Awarded Shares to be withheld by the Company, if applicable, to satisfy Grantee’s Required Withholding obligations shall be based on the Fair Market Value of the Vested Awarded Shares on the last business day prior to the applicable Vesting Date. The obligations of the Company under this Award will be conditioned on such satisfaction of the Required Withholding.

5.2        Grantee acknowledges that the tax consequences associated with the award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of this Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of the Award.

5.3        For U.S. resident grantees, Grantee understands further that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the fair market value of the Awarded Shares as of the Vesting Date. Grantee also understands that any Grantee who is a U.S. citizen may elect to be taxed at Grant Date rather than at the time the Awarded Shares vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service and by providing a copy of the election to the Company. GRANTEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED OF THE AVAILABILITY OF MAKING AN ELECTION IN ACCORDANCE WITH SECTION 83(b) OF THE CODE; THAT SUCH ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (AND A COPY OF THE ELECTION GIVEN TO THE COMPANY) WITHIN 30 DAYS OF THE GRANT OF AWARDED SHARES TO GRANTEE; AND THAT GRANTEE IS SOLELY RESPONSIBLE FOR MAKING SUCH ELECTION.

5.4        For Canadian resident grantees, Grantee understands that he or she will be taxed as income from employment in an effective amount equal to one-half of the fair market value of the Awarded Shares as of the date of the exchange, but that Grantee will be entitled, subject to an annual limitation, to defer the taxation of this amount by filing an election with the Company by January 15, 2004. Grantee acknowledges that he or she is solely responsible for making such election by such date.

6.        GOVERNING LAW.    This Award shall be construed, interpreted and enforced in accordance with the laws of the State of Texas without regard to any applicable conflicts of laws.

7.        PROVISIONS OF THE PLAN.    This Award is subject to the provisions of the Plan, a copy of which is available from the Company.

8.        NO RIGHT TO EMPLOYMENT OR OTHER STATUS.    This Award shall not be construed as giving Grantee the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with Grantee free from any liability or claim under this Award or the Plan, except as expressly provided in this Award.

9.        NATURE OF PAYMENTS.    Any and all grants or deliveries of Awarded Shares hereunder shall constitute special incentive payments to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (b) any agreement between the Company and Grantee, except as such plan or agreement shall otherwise expressly provide.

10.        BINDING EFFECT.    This Award shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Award.

11.        SEVERABILITY.    The invalidity or unenforceability of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award, and each other provision of this Award shall be severable and enforceable to the extent permitted by law.

12.        AMENDMENT; WAIVER; MISCELLANEOUS.

(a)        This Award may be amended or modified only by means of a written document or documents signed by the Company and Grantee. Any provision for the benefit of the Company contained in this Award may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

(b)        If there is any inconsistency between the provisions of this Award and of the Plan, the provisions of the Plan shall govern.

13.        ENTIRE AGREEMENT.    This Award and the Plan embody the entire agreement of the parties hereto with respect to the Awarded Shares and all other matters contained herein. This Award and the Plan supersede and replace any and all prior oral or written agreements with respect to the subject matter hereof. To the extent that the Tendered Options were subject to special vesting arrangements, including but not limited to accelerated vesting of those options under certain circumstances described in Grantee’s employment offer letter or elsewhere, such special vesting arrangements are hereby null and void.

IN WITNESS WHEREOF, this Award has been executed as of the date first above written.

QUANTA SERVICES, INC.

By:
John R. Colson, Chairman of the Board and Chief Executive Officer

SCHEDULE C
to the Offer to Exchange

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of January 10, 2003 information with respect to the beneficial ownership of our Common Stock by (1) each of our directors and executive officers and (2) all of our directors and executive officers as a group. Percentages of shares beneficially owned are based upon 99,256,591 shares of Common Stock outstanding as of January 10, 2003, plus for each person named below any shares of Common Stock that may be acquired by such person within 60 days of such date upon exercise of outstanding options or other rights.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Class
James R. Ball	71,182	(1)	*
John R. Colson	2,426,710	(2)	2.44%
Terrence P. Dunn	46,182	(3)	*
Vincent D. Foster	228,503	(4)	*
Louis C. Golm	26,182	(5)	*
Dana A. Gordon	57,264	(6)	*
Nicholas M. Grindstaff	32,894	(7)	*
Ben A. Guill	21,200		*
Frederick M. Haag	26,743	(8)	*
James H. Haddox	252,977	(9)	*
Derrick A. Jensen	114,375	(10)	*
Dennis M. Klumb	11,125	(11)	*
James F. O’Neil, III	40,776	(12)	*
Elliott C. Robbins	140,555	(13)	*
Gary W. Smith	55,293	(14)	*
Luke T. Spalj	411,153	(15)	*
Gary A. Tucci	579,772	(16)	*
John R. Wilson	750,587	(17)	*
All directors and executive officers as a group (18 individuals)	5,279,973		5.32%

*Less than 1%

(1)	Includes 45,000 shares of Common Stock held by Mr. Ball which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(2)
Includes 344,003 shares of Common Stock held by Mr. Colson which may be acquired within 60 days of January 10, 2003, through the exercise of stock options, and 13,500 shares over which Messrs. Colson and Foster share voting and dispositive power.

(3)	Includes 22,500 shares of Common Stock held by Mr. Dunn which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(4)
Includes 191,671 shares of Common Stock held by Mr. Foster which may be acquired within 60 days of January 10, 2003, through the exercise of stock options, and 13,500 shares of Common Stock over which Messrs. Colson and Foster share voting and dispositive power. Also includes 4,500 shares of Common Stock owned by Main Street Equity Ventures, L.P., of which Mr. Foster disclaims beneficial ownership.

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(5)	Includes 7,500 shares of Common Stock held by Mr. Golm which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(6)	Includes 43,000 shares of Common Stock held by Ms. Gordon which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(7)	Includes 30,625 shares of Common Stock held by Mr. Grindstaff which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(8)	Includes 22,575 shares of Common Stock held by Mr. Haag which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(9)	Includes 250,000 shares of Common Stock held by Mr. Haddox which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(10)	Includes 114,375 shares of Common Stock held by Mr. Jensen which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(11)	Includes 1,125 shares of Common Stock held by Mr. Klumb which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(12)	Includes 32,625 shares of Common Stock held by Mr. O’Neil which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(13)	Includes 106,250 shares of Common Stock held by Mr. Robbins which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(14)	Includes 38,750 shares of Common Stock held by Mr. Smith which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(15)	Includes 85,811 shares of Common Stock held by Mr. Spalj which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(16)	Includes 110,189 shares of Common Stock held by Mr. Tucci which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

(17)	Includes 100,587 shares of Common Stock held by Mr. Wilson which may be acquired within 60 days of January 10, 2003, through the exercise of stock options.

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Offer to Exchange Certain Outstanding Options

of

Quanta Services, Inc.

Any questions or requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to:

The Stock Option Exchange Team
Quanta Services, Inc.
1360 Post Oak Blvd.
Suite 2100
Houston, Texas 77056
Telephone: 713-985-6499 or 800-7QUANTA(778-2682)
Email: StockOptionExchangeTeam@quantaservices.com

January 21, 2003